Exhibit 10.2

Summary of Principal Terms and Conditions
$200,000,000 Senior Secured Credit Facility

BORROWER:	LOUISIANA-PACIFIC CORPORATION, a Delaware corporation (“Borrower”).
GUARANTORS:
All present and future direct and indirect domestic Material Subsidiaries Capitalized terms not otherwise defined herein shall have the respective meanings set forth on Annex 1. of the Borrower (other than domestic Material Subsidiaries that are prohibited by law from guaranteeing the Credit Facility or that would experience adverse regulatory consequences as a result of providing the guarantee (so long as such subsidiary has not provided a guaranty of any other debt of the Borrower or another guarantor of the Credit Facility) and special purpose subsidiaries formed in connection with the Notes Payable Secured by Notes Receivable from Asset Sales), including, in any event, all subsidiaries of the Borrower that are guarantors of the Borrower’s 7.5% senior notes due 2020.

ARRANGERS:	American AgCredit, FLCA, CoBank, ACB, AgFirst Farm Credit Bank and Farm Credit Services of America, PCA.
ADMINISTRATIVE AGENT:	American AgCredit, FLCA.
LENDERS:
American AgCredit, FLCA, Farm Credit Services of America, PCA and CoBank, ACB and, potentially, other Farm Credit System institutions (the “Lenders”). Farm Credit Services of America, PCA and, potentially, other Farm Credit System institutions will be Voting Participants (as defined below).

FACILITY:
A senior secured revolving credit facility (the “Credit Facility”) in the aggregate principle amount of $200,000,0000 which will include a $60,000,000 sub-limit for the issuance of standby letters of credit issued by CoBank, ACB (each a “Letter of Credit”). The Credit Facility may be drawn to the maximum commitment amount, repaid, and redrawn.

PURPOSE:
The proceeds of the Credit Facility will be used for general corporate purpose needs of the Borrower, including to help fund the acquisition of all of the equity in Ainsworth Lumber Company Ltd. (“Ainsworth Acquisition”) and related acquisition costs.

MATURITY DATE:	Five years from Closing.
VOLUNTARY PREPAYMENTS AND COMMITMENT REDUCTIONS
The Borrower may prepay amounts outstanding under the Credit Facility in whole or in part (in minimum amounts to be agreed upon) with prior notice but without premium or penalty (but subject to costs associated with breakfunding on LIBOR loans). Prepayments will include interest accrued to the prepayment date. The Borrower may reduce commitments under the Credit Facility upon advance notice and in minimum amounts to be agreed upon.

SECURITY:
The Credit Facility will be secured by liens on substantially all personal property of the Borrower and Guarantors, but will not be secured by liens on any real property interests. Such liens on the personal property of the Borrower and Guarantors shall be perfected via the filing of UCC-1 financing statements, but no fixture filings, control agreements or pledges of stock certificates will be required. The foregoing security shall ratably secure the relevant party’s obligations in respect of the Credit Facility and any interest rate hedging arrangements entered into with a Lender or an affiliate of a Lender. No other liens on the assets of the Borrower and its subsidiaries will be permitted, except for certain existing liens and permitted liens to be mutually agreed upon.

CLOSING:	The execution of definitive documentation to occur on or before December 2, 2013 (the “Closing Date”).

CONDITIONS FOR CLOSING:
The Credit Facility will be subject to satisfaction of the conditions precedent referred to in the Commitment Letter, including those listed on Annex D attached to the Commitment Letter (other than those conditions that apply solely in connection with the use of up to $100,000,000 of the Credit Facility to fund the Acquisition).

CONDITIONS FOR ALL EXTENSIONS OF CREDIT:
Limited to the following: (i) all of the representations and warranties in the loan documentation shall be true and correct in all material respects as of the date of such extension of credit; and (ii) no event of default or unmatured event of default shall have occurred and be continuing, or would result from such extension of credit; provided that the only conditions to the use and availability of up to $100,000,000 of the Credit Facility to fund the Acquisition shall be those conditions set forth in Annex D attached to the Commitment Letter that are conditions to such use and availability.

INTEREST RATES:
The interest rate on the loans will be, at the option of the Borrower, (i) the Eurodollar Rate plus the applicable margin, or (ii) the Alternative Base Rate (ABR) plus the applicable margin. The applicable margins for Eurodollar Rate and ABR loans shall be as set forth in Annex 2.
The Borrower may elect interest periods of 1, 2, 3, or 6 months for Eurodollar Rate borrowings. The Eurodollar Rate will at all times include statutory reserves.
The Eurodollar Rate for any interest period will be determined by Administrative Agent by reference to the British Banker’s Association Interest Settlement Rates for deposits in Dollars for a period equal to such Interest Period; provided that, if two or more such offered rates appear therein, the highest rate will apply; provided further, if an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the Eurodollar Rate shall be determined by Administrative Agent as the average of the rates per annum at which deposits in Dollars are offered for such Interest Period by major banks in the London interbank market.
ABR will be the highest of (i) the prime rate (as published in the Wall Street Journal as the average prime lending rate for 70% of the nation’s largest banks), (ii) the Federal Funds Effective Rate plus 0.50%, and (iii) the 1-month Eurodollar Rate plus 1.00%.
Calculation of interest shall be on the basis of actual days elapsed and based a 360 day year for Eurodollar loans and a 365 day year for ABR loans. Interest shall be payable (a) quarterly for ABR loans and on the last day of the interest period for Eurodollar loans unless such interest period is greater than 3 months, then at the end of every 3 months, (b) upon conversion of such loans, and (c) upon payment of such loans.
Upon any event of default, the Borrower is required to pay default interest at the applicable pre-default rate plus 2.0%.

PATRONAGE:
The Credit Facility will be eligible for patronage on the funded loan portion thereof held by the initial Lenders and all other Lenders that are Farm Credit banks that pay patronage, in each case in accordance with the applicable Lender’s (or affiliate’s) bylaws and capital plan, and patronage distributions in the event of a sale of a participation interest shall be governed by the applicable bylaws and capital plan of such participant. Each Lender reserves the right to sell participations on a non-patronage basis.

LETTER OF CREDIT FEES:
The Borrower will pay a Letter of Credit fee equal to (i) 0.50% per annum multiplied by the maximum stated amount of each Letter of Credit that is collateralized with 100% cash or cash equivalents deposited in an account controlled by CoBank, ACB or the Administrative Agent (via an arrangement acceptable to both CoBank, ACB and the Administrative Agent) and (ii) the applicable margin for Eurodollar Rate loans multiplied by the maximum stated amount of each Letter of Credit (other than cash collateralized Letters of Credit). The Letter of Credit fees will be payable quarterly in arrears. In addition, a fronting fee will be charged by the issuing Lender in an amount set forth in the Fee Letter. Customary drawing fees and amendment fees will be charged by the issuing Lender.

COMMITMENT FEE:
A commitment fee will be payable quarterly in arrears on the average daily unused portion of the commitments under the Credit Facility, at the applicable rate as shown in Annex 2, beginning upon Closing of the Credit Facility. Outstanding Letters of Credit shall be deemed usage of the Revolver.

REPRESENTANTIONS AND WARRANTIES:
Representations and warranties to be limited to the following and on terms usual and customary for transactions of this type: due organization; requisite power and authority; qualification; equity interests and ownership; due authorization, execution, delivery and enforceability of the loan documents; creation, perfection and priority of security interests (subject to the limitations on perfection set forth in the second paragraph of Section 2 of the Commitment Letter); no conflicts; governmental consents; historical and projected financial condition; no material adverse change; absence of material litigation; payment of taxes; title to properties; insurance; environmental matters; no defaults under material agreements; Investment Company Act and margin stock matters; ERISA and other employee matters; absence of brokers or finders fees; solvency of the Borrower and its subsidiaries taken as a whole; compliance with laws; status as first lien senior debt; full disclosure; and Patriot Act and other related matters.

AFFIRMATIVE COVENANTS:
Affirmative covenants to be limited to the following and on terms usual and customary for transactions of this type: maintenance of existence; payment of taxes and claims; maintenance of properties; maintenance of insurance; books and records; inspections; lender meetings; compliance with laws; environmental matters; additional collateral and guarantors; and further assurances, including, in each case, exceptions and baskets to be mutually agreed upon. In addition, in connection with the patronage distributions referred to above the Borrower shall purchase and maintain equity ownership in applicable Farm Credit System institutions as required by the Lenders and/or Voting Participants in accordance with such institutions’ bylaws and capital plans.

Reporting requirements. Borrower will provide the following information to the Administrative Agent:

Within ninety (90) days after the end of each fiscal year consolidated annual financial statements, which shall: (i) include a balance sheet, a statement of income, a statement of retained earnings, a statement of all cash flows and all notes and schedules relating thereto; (ii) be audited by an independent certified public accountant reasonably acceptable to Lenders; (iii) be accompanied by an opinion thereon of such accountants that such statements present fairly, in all material respects, the financial condition of the companies being reported upon;

Within forty-five (45) days after the end of each fiscal quarter, consolidated financial statements which shall include a balance sheet, a statement of income, a statement of retained earnings, a statement of all cash flows and any notes and schedules relating thereto;

Accompanying each delivery of financial statements, a certificate from an officer of the Borrower with respect to such financial statements, certifying compliance with the loan documentation and attaching calculations confirming Borrower’s compliance with all financial covenants;

Not later than forty-five (45) days after the beginning of each fiscal year, a quarterly budget for such fiscal year; and

Notices of default, certain material matters and additional information as may be required from time to time by Lenders.

NEGATIVE COVENANTS:
Negative covenants to be limited to the following and on terms usual and customary for transactions of this type: (i) limitation on liens and indebtedness (with a carve out for (A) certain existing liens and indebtedness, including with respect to Ainsworth’s 7.5% Senior Secured Notes due 2017 and (B) a secured Canadian revolving credit facility at a Canadian subsidiary in a maximum amount, and on terms, to be mutually agreed upon); (ii) limitations on mergers, consolidations and sales of assets; (iii) limitations on investments and acquisitions; (iv) limitations on restricted payments; (v) limitations on transactions with affiliates; (vi) limitation on changing the nature of the business; (vii) limitations on further negative pledges and on restrictions affecting subsidiaries; and (viii) limitation on use of proceeds.

FINANCIAL COVENANTS:
Financial covenants are as follows:
Maximum Capitalization Ratio:
40%

Minimum Unrestricted Cash/Cash Equivalents:
$350,000,000 until closing of the Ainsworth Acquisition, reducing to $250,000,000 thereafter.

All financial terms and calculations shall be determined on a consolidated basis in accordance with GAAP unless otherwise agreed by the Borrower and the Lenders.

EVENTS OF DEFAULT:
The definitive loan documents will include events of default (and, as appropriate, exceptions, baskets and grace periods) limited to: failure to make payments when due, defaults under other material agreements or instruments of indebtedness, certain events under material hedging agreements, noncompliance with covenants, breaches of representations and warranties in any material respect, bankruptcy, judgments in excess of specified amounts, ERISA, impairment of security interests in a material portion of the collateral, invalidity of guarantees, and “change of control” (to be defined in a mutually agreed upon manner).

REQUIRED LENDERS:
Lenders and Voting Participants (as referred to below) holding (or having a beneficial interest in) commitments and loans representing more than 50% of the aggregate amount of commitments and loans under the Credit Facility.

VOTING PARTICIPANTS:
Any bank that is a member of the Farm Credit System and has purchased a participation in the minimum amount of $5,000,000 on or after the Closing Date shall be entitled to vote (and the corresponding voting rights of the selling Lender shall be correspondingly reduced) on a dollar for dollar basis as if such participant were a Lender, to the extent that such bank has been designated as a “Voting Participant” and such designation has been consented to by the Borrower and the Administrative Agent (to the extent such consent would have been required in connection with an assignment).

AMENDMENTS AND WAIVERS:
Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation will require the approval of the Required Lenders, except that the consent of all affected Lenders will be required with respect to (i) increases in commitment or loan amounts, (ii) reductions of principal or interest and (iii) extensions of scheduled maturities. Certain class voting provisions also will apply.

ASSIGNMENTS AND PARTICIPATIONS
Assignments to entities other than Lenders or their affiliates shall be subject to Borrower consent (not to be unreasonably withheld or delayed) and, in each case other than an assignment to a Lender or an assignment of the entirety of a Lender’s interest in the applicable Facility, in a minimum amount of not less than $5,000,000, provided that (a) any consent (if applicable) of the Borrower for an assignment shall not be required if an event of default has occurred and is continuing and (b) any such assignment shall require the consent of the Administrative Agent (not to be unreasonably withheld or delayed). Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign (i) as security all or part of its rights under the loan documentation to any Federal Reserve Bank and (ii) all or part of its rights or obligations under the loan documentation to any of its affiliates.

GOVERNING LAW:	New York
LEGAL COUNSEL:	Moore & Van Allen, PLLC
EXPENSES:
All reasonable and documented legal fees and out-of-pocket expenses incurred by the Arrangers will be paid by Borrower regardless of whether or not Closing occurs; provided that the legal fees shall be limited to those of Moore & Van Allen, PLLC and any special or local counsel required in connection with the transaction.

MISCELLANEOUS:
Standard yield protection (including compliance with risk based capital guidelines, increased costs, payments free and clear of withholding taxes and interest period breakage indemnities), and protection from loss of yield resulting from changes in reserve, imposition of or changes in withholding or other taxes, capital adequacy, liquidity, and other requirements of law (regardless of the date enacted, adopted, issued, or implemented), eurodollar illegality and similar provisions, defaulting lender provisions, indemnification, waiver of jury trial and submission to jurisdiction.

ANNEX 1
Definitions:

Capitalization Ratio means, as of any calculation date, the ratio of (a) Funded Indebtedness of the Borrower and its Subsidiaries as of such calculation date minus 90% of the Notes Payable Secured by Notes Receivable from Asset Sales as of such calculation date to (b) Total Capitalization of the Borrower and its Subsidiaries on a consolidated basis as of such calculation date. This ratio may be expressed as a percentage.
Consolidated Net Tangible Assets means, with respect to any person, the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of the most recent consolidated balance sheet of such person but which by its terms is renewable or extendable beyond 12 months from such date at the option of the borrower) and (b) goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth in the most recent consolidated balance sheet of such person and compute in accordance with GAAP.
Consolidated Net Worth means, as of any date, (a) the total assets of the Borrower and its subsidiaries that would be reflected on the Borrower’s consolidated balance sheet as of such date prepared in accordance with GAAP, after eliminating all amounts properly attributable to non-Subsidiary interests, if any, in the stock and surplus of subsidiaries, minus (b) the total liabilities of the Borrower and its subsidiaries that would be reflected on the Borrower’s consolidated balance sheet as of such date prepared in accordance with GAAP.

EBITDA means, for any period, the sum of (a) Net Income for such period plus (b) an amount which, in the determination of Net Income for such period has been deducted for (i) Interest Charges for such period, (ii) without duplication, total Federal, state, foreign or other income taxes for such period, (iii) all depreciation expense for such period, (iv) all amortization expense for such period, (v) all other non-cash charges and (vi) expenses or charges related to any transaction or series of transactions constituting an equity offering, permitted investment, recapitalization, or incurrence of debt permitted by the definitive loan documents or relating to the Ainsworth Acquisition. All amounts other than the amounts described in clause (v) shall be determined in accordance with GAAP..
EBITDA/Interest Ratio means, as of any calculation date, the ratio of (a) EBITDA to (b) cash Interest Charges for the most recent four quarter period. For purposes of calculating this ratio, if EBITDA is negative then EBITDA shall be deemed to be $1.00 (one dollar).
Funded Indebtedness means, on a consolidated basis, without duplication, (i) all Indebtedness of such Person for borrowed money, (ii) all purchase money Indebtedness of such Person, including without limitation the principal portion of all obligations of such Person under capital leases, (iii) all guaranty obligations of such Person with respect to Indebtedness of another Person that otherwise constitutes Funded Indebtedness pursuant hereto, (iv) the maximum available amount of all Letters of Credit or acceptances issued or created for the account of such Person (except to the extent 100% cash collateralized), (v) all Indebtedness described in clauses (i) and (ii) above of another Person secured by a lien on any property of such Person, whether or not such Indebtedness has been assumed, with the amount of such indebtedness deemed to be the lesser of the fair market value of the property secured and the principal amount of the debt secured thereby, and (vi) the attributed principal amount under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes in accordance with GAAP.
GAAP means the generally accepted accounting principles issued by the American Institute of Certified Public Accountants in effect in the United States at the time in question.
Interest Charge means, with respect to any period, the sum (without duplication) of the following (in each case eliminating all offsetting debits and credits between the Borrower and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Borrower and its Subsidiaries in accordance with GAAP): (a) all interest in respect of Indebtedness of the Borrower and its Subsidiaries (including imputed interest on capital lease obligations) deducted in determining Net Income for such period, and (b) all debt discount and expense amortized or required to be amortized in the determination of Net Income for such period.
Indebtedness means, with respect to any Person, without duplication, (i) all obligations for borrowed money, purchase money obligations, conditional sale or title retention obligations, or similar obligations of such Person as of the date on which Indebtedness is to be determined, (ii) all obligations secured by any Lien on, or payable out of the proceeds of production from, any property or asset owned or held by such Person subject thereto, whether or not the indebtedness secured thereby shall have been assumed, with the amount of such indebtedness deemed to be the lesser of the fair market value of the property secured and the principal amount of the debt secured thereby, (iii) all indebtedness of others with respect to which such Person has become liable by way of a guarantee, (iv) all liabilities appearing on its balance sheet in accordance with GAAP in respect of capital lease obligations, and (v) any renewals and extensions thereof. Indebtedness shall not include any of the foregoing items to the extent such indebtedness has been legally defeased.
Material Subsidiary means any Subsidiary that holds Consolidated Net Tangible Assets equal to, or greater than, 10% of the Consolidated Net Tangible Assets of the Borrower and its Subsidiaries (in each case determined in accordance with GAAP) as of the end of the most recent fiscal quarter prior to the date of determination for which financial information in respect thereof is available.
Net Income or Net Loss means net income or loss, as the case may be, of the Borrower and its Subsidiaries on a consolidated basis as determined in accordance with GAAP before earnings and losses attributable to non-Subsidiary interests, excluding (i) any after tax gain or loss resulting from dispositions of assets outside of the ordinary course of business, (ii) extraordinary items, (iii) undistributed income from non-Subsidiary investments, and (iv) write-ups of assets, minus (v) the applicable Tax Distribution Amounts.
Notes Payable Secured by Notes Receivable from Asset Sales means, for any period, the sum of (i) the current portion and (ii) the long-term portion, of limited recourse notes payable due 2013-2018 and non-recourse notes payable due 2018 that are secured by notes receivable from timberland asset sales that occurred during 1997, 1998, and 2003.
Person means an individual, sole proprietorship, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.
Subsidiary means (a) any corporation, association, limited liability company, partnership, joint stock company, business trust, or other similar organization of which more than 50 percent of the ordinary voting power for the election of a majority of the members of the board of directors or other governing body of such entity is held or controlled by the Borrower; (b) any other such organization the management of which is directly or indirectly controlled by the Borrower through the exercise of voting power or otherwise; or (c) any joint venture or partnership in which the Borrower has more than 50 percent ownership interest.
Total Capitalization means the sum of (i) Consolidated Net Worth, and (ii) Funded Indebtedness of the Borrower and its Subsidiaries minus 90% of the Notes Payable Secured by Notes Receivable from Asset Sales.

ANNEX 2
PRICING / UNUSED COMMITMENT FEE GRID

EBITDA/Interest Ratio	Applicable Margin for Eurodollar Rate Loans	Applicable Margin for ABR Loans	Unused Commitment Fee
Pricing Level 1 More than 6.0x	1.75%	0.75%	0.3%
Pricing Level 2 More than 4.0x but less than or equal to 6.0x	2%	1%	0.35%
Pricing Level 3 More than 2.5x but less than or equal to 4.0x	2.375%	1.375%	0.4%
Pricing Level 4 More than 1.5x but less than or equal to 2.5x	2.75%	1.75%	0.5%
Pricing Level 5 Less than or equal to 1.5x	3.5%	2.5%	0.625%

In all cases in determining the applicable margin or the unused commitment fee, the applicable Pricing Level shall be based on the Borrower’s EBITDA/Interest Ratio as set forth in the most recent Compliance Certificate. Upon closing of the Ainsworth Acquisition, the EBITDA/Interest Ratio will be calculated on a proforma basis to include the EBITDA and Interest Expense of Ainsworth over the prior four quarters. Any increase or decrease in the applicable Pricing Level resulting from a change in the EBITDA/Interest Ratio shall become effective as of the fifth Business Day immediately following the date a Compliance Certificate is delivered; provided, however, that (a) if a Compliance Certificate is not delivered when due, then Pricing Level 5 shall apply as of the fifth Business Day after the date on which such Compliance Certificate was required to have been delivered until the first Business Day immediately following the date such Compliance Certificate is delivered and (b) Pricing Level 1 shall be in effect from the Closing Date to the fifth Business Day immediately following the date a Compliance Certificate is delivered for the fiscal quarter ending December 31, 2013.